EXHIBIT 4.1(a)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONTINENTAL AIRLINES, INC.

Filed in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware and amended and restated in its entirety on June 26, 1996.

(This Corporation was originally incorporated under the name People Express, Inc. on April 7, 1980.)

  FIRST: The name of this corporation is Continental Airlines, Inc. (the "Corporation").

  SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

  FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 310 million shares, par value $.01 per share, of which 10 million shall be Preferred Stock ("Preferred Stock"), 50 million shall be Class A Common Stock ("Class A Common Stock"), 200 million shall be Class B Common Stock ("Class B Common Stock") and 50 million shall be Class D Common Stock ("Class D Common Stock" and collectively with Class A Common Stock and Class B Common Stock, "Common Stock"). The powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions of each class of stock shall be governed by the following provisions:

     SECTION 1. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized (i) to provide by resolution or resolutions from time to time for the issuance of shares of Preferred Stock in one or more series, (ii) to establish from time to time the number of shares to be included in each such series, (iii) (to the extent not expressly provided for herein) to fix the designations, powers, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions, if any, thereof, by filing one or more certificates pursuant to the GCL (hereinafter, referred to as a "Preferred Stock Designation"), and (iv) to increase or decrease the number of shares of any such series to the extent permitted by the GCL and the Preferred Stock Designation. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

       (i) The designation of the series, which may be by distinguishing the number, letter or title of such series.

       (ii) The number of shares of the series.

       (iii) Whether dividends, if any, shall be paid in cash or in capital stock or other securities, whether such dividends shall be cumulative (and, if so, from which date or dates for each such series) or noncumulative, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or any other series of capital stock, and the dividend rate, if any, of the series.

       (iv) Conditions and dates upon which dividends, if any, shall be payable.

       (v) The redemption rights and redemption price or prices, if any, for shares of the series.

       (vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

       (vii) The amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

       (viii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series of capital stock, or any other security, of the Corporation or any other corporation and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

       (ix) Restrictions on the issuance of shares of the same series or of any other class or series.

       (x) The voting rights, if any, of the holders of shares of the series, whether as a class or otherwise, with respect to the election of directors or otherwise.

       (xi) The price or other consideration for which shares of the series shall be issued and, if deemed desirable, the stated value or other valuation of the shares constituting such series.

       (xii) Any other relative rights, preferences and limitations of that series.

Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of Preferred Stock shall not be entitled to vote separately as a class with respect to any amendment to this Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Preferred Stock.

     SECTION 2. Common Stock. All shares of Common Stock shall be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein. Except as may be provided herein or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

     (a) Ownership Restrictions. In addition to the restrictions contained in Article Sixth, shares of Class D Common Stock shall be issued only to Air Partners, L.P., a Texas limited partnership, or any successor partnership thereto by merger, consolidation or other similar transaction, or to any 100% Party Subsidiary of Air Partners ("Air Partners"), in exchange for shares of Class A Common Stock pursuant to Section 2(e) of this Article Fourth. As used in this Amended and Restated Certificate of Incorporation, the term "100% Party Subsidiary" means, with respect to any Person, any entity as to which 100% of the capital stock (other than directors' qualifying shares and the like) is Beneficially Owned (as defined in Article Sixth,
  Section 3), directly or indirectly, by such Person, and "Person" means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity.

     (b) Voting Rights.

       (i) Except as provided in Article Sixth, each registered holder of Class A Common Stock and Class D Common Stock shall be entitled to ten votes for each share of such stock held by such holder, and each registered holder of Class B Common Stock shall be entitled to one vote for each share of such stock held by such holder.

       (ii) Except as otherwise provided in this Article Fourth or required by law,

          (A) Class A Common Stock and Class B Common Stock, voting together as a single class and Class D Common Stock, voting as a class, shall be entitled to elect directors of the Corporation as provided for in Section 1 of Article Fifth; and

          (B) Common Stock shall be entitled, voting together as a single class, to vote on all other matters submitted to a vote of stockholders of the Corporation.

       (c) Dividends. Any dividend or distribution on the Common Stock shall be payable on shares of Common Stock ratably; provided, however, that in the case of dividends payable in shares of Common Stock, or options, warrants or rights to acquire shares of such Common Stock, or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire, or securities convertible into or exchangeable for, Common Stock of the same class upon which the dividend or distribution is being paid.

       (d) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, including the liquidation preferences of any series of Preferred Stock, the holders of shares of all classes of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, within the meaning of this
     Section 2(d).

       (e) Conversion. The conversion of shares of the Corporation under this Section 2(e) shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the principal office of the Corporation's transfer agent for Common Stock at any time during its usual business hours, together with written notice by the surrendering stockholder, stating that such holder desires to convert the Converting Shares into an equal number of shares of the class of Common Stock into which such shares may be converted under this Section 2(e) the ("Conversion Shares"). Such notice shall certify that the Conversion Shares are being issued in accordance with Section 2(a) hereof (if such section is applicable) and this Section 2(e) and shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Conversion Shares are to be issued and shall include instructions for the delivery thereof. Promptly after such surrender and the receipt of such written notice, the Corporation will, subject to the provisions of Section 2(a) hereof (if such section is applicable), issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Conversion Shares issuable upon such conversion. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Converting Shares shall have been surrendered and the notice of conversion shall have been received by the Corporation, and at such time, subject to the provisions of Section 2(a) hereof, the rights of the holder of the Converting Shares as such holder shall cease and the Person or Persons in whose name or names the certificate or certificates for the Conversion Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Conversion Shares. Upon issuance of shares in accordance with this Section 2(e), such Conversion Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable. The right of Air Partners to convert Converting Shares into Conversion Shares pursuant to each of clauses (i) and (vi) of this Section 2(e) may be exercised by Air Partners only once, and after any such conversion by Air Partners pursuant to clause (i) or (vi) of this Section 2(e), no further shares of Common Stock shall be converted by Air Partners into Conversion Shares pursuant to such clause.

          (i) If at any time (A) the total number of outstanding shares of Class A Common Stock and Class B Common Stock held by Air Canada, a Canadian corporation, or any successor to Air Canada by merger, consolidation or other similar transaction, or any 100% Party Subsidiary of Air Canada ("Air Canada") and Air Partners shall not constitute more than 50% of the voting power of the outstanding shares of Common Stock or (B) Section 7.01 of the Subscription and Stockholders' Agreement, dated as of April 27, 1993, among the Corporation, Air Partners and Air Canada, as it may be amended or modified from time to time, shall no longer be in full force and effect, Air Partners shall be entitled to convert all, but not less than all, shares of Class A Common Stock held by Air Partners into an equal number of Class D Common Stock, provided the Class A Common Stock and Class B Common Stock Beneficially Owned by Air Partners at the time of such conversion constitutes at least 20% of the voting power of the outstanding shares of Common Stock. Converting Shares received by the Corporation upon surrender hereunder shall not be canceled, but shall be held by the Corporation as treasury shares.

          (ii) If at any time the total number of outstanding shares of Class D Common Stock and Class B Common Stock Beneficially Owned by Air Partners shall constitute less than 20% of the voting power of the outstanding shares of Common Stock, the shares of Class D Common Stock shall be converted automatically, without any action on the part of the holder thereof, into an equal number of shares of Class A Common Stock, and at any time upon or after such a conversion, upon presentation to the Corporation's transfer agent for transfer or exchange of the certificate or certificates representing such shares of Class D Common Stock, a certificate or certificates representing an equal number of shares of Class A Common Stock shall be issued in exchange therefor. Upon any such conversion, the shares of Class D Common Stock so converted shall be canceled by the Corporation.

          (iii) Each share of Class D Common Stock shall convert automatically, without any action on the part of the registered holder thereof, into one share of Class A Common Stock, upon the transfer of record or beneficial ownership thereof to any Person other than a transfer of Class D Common Stock to a successor partnership by merger, consolidation or other similar transaction of Air Partners or to a 100% Party Subsidiary of Air Partners; provided that if a 100% Party Subsidiary of Air Partners that has acquired Class D Common Stock ceases to be a 100% Party Subsidiary of Air Partners, each share of Class D Common Stock beneficially owned by such 100% Party Subsidiary of Air Partners shall convert automatically, without any action on the part of the registered holder thereof, into one share of Class A Common Stock; provided, further that no change-in-control or change in ownership of Air Partners shall constitute a transfer of record or beneficial ownership for purposes of this sentence. Upon any such conversion, the shares of Class D Common Stock so converted shall be canceled by the Corporation. As used in this Amended and Restated Certificate of Incorporation, "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified (as used in this definition, "control" (including, with its correlative meanings "controlled by" and "under common control with") shall mean ownership, directly or indirectly, of 50.1% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 50.1% or more of the partnership or other ownership interests of any other Person (other than as a Limited Partner of such Person)).

          (iv) Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, no shares of Class B Common Stock Beneficially Owned by Air Partners shall be entitled to vote in any election of Directors of the Corporation at any time that any shares of Class D Common Stock shall be outstanding.

          (v) Each share of Class A Common Stock which shall become Beneficially Owned by Air Partners at any time that any shares of Class D Common Stock shall be outstanding shall convert immediately and without any action on the part of the registered holder thereof into one share of Class D Common Stock. Converting shares received by the Corporation upon surrender hereunder shall not be canceled, but shall be held by the Corporation as treasury shares.

          (vi) Each holder of Class D Common Stock shall have the right to convert all, but not less than all, of its shares of Class D Common Stock into an equal number of shares of Class A Common Stock. Upon any such conversion, the shares of Class D Common Stock, as the case may be, so converted shall be canceled by the Corporation.

          (vii) Each holder of Class A Common Stock shall have the right to convert, at any time and from time to time after January 1, 1997, any or all shares of Class A Common Stock held of record by it into an equal number of shares of Class B Common Stock. Upon any such conversion, the shares of Class A Common Stock so converted shall be canceled by the Corporation.

          (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued (or authorized and held in treasury) shares of (A) Class A Common Stock, solely for the purposes of issuance upon the conversion of shares of Class D Common Stock pursuant to clauses (ii), (iii) or (vi) of this Section 2(e), such number of shares of such class as may at any time be issuable upon the conversion of all issued and outstanding shares of Class D Common Stock and (B) Class B Common Stock, solely for the purpose of issuance upon the conversion of Class A Common Stock by a holder thereof pursuant to clause (vii) of this Section 2(e), such number of shares of such class as may at any time be issuable upon the conversion of all issued and outstanding shares of Class A Common Stock.

  FIFTH: The Board of Directors of the Corporation shall consist of such number of directors as may be determined from time to time by the Board of Directors in its sole discretion in accordance with
Section 2.1 of the By-Laws of the Corporation, subject to the rights of the holders of any class or series of preferred stock of the Corporation, as set forth in a Preferred Stock Designation, to elect additional Directors under specified circumstances, and shall be subject to the following provisions:

  SECTION 1. Election. The Board of Directors shall be elected as follows:

     (a) at any time no shares of Class D Common Stock are outstanding, holders of Class A Common Stock and Class B Common Stock, voting as a single class, shall elect all directors of the Corporation (other than directors, if any, which holders of any series of Preferred Stock are entitled to elect pursuant to the provisions of the certificate of designations establishing such series); or

     (b) at any time shares of Class D Common Stock are outstanding
  (i) holders of Class D Common Stock, if any, shall be entitled to elect one-third of the number of directors determined by the Board of Directors pursuant to the initial paragraph of Article Fifth, with fractional directors rounded to the nearest whole number, and (ii) holders of Class A Common Stock and, subject to Article Fourth, Section 2(e)(iv), Class B Common Stock, voting together as a single class, shall be entitled to elect the remaining directors (other than directors, if any, which holders of any series of Preferred Stock are entitled to elect pursuant to the provisions of the certificate of designations establishing such series).

Except as otherwise consistent with applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers, all directors shall be U.S. Citizens (as defined in Article Sixth, Section 1 hereof). The election of directors need not be by written ballot except as may otherwise be provided in the By-laws. In connection with each annual election of directors of the Corporation, the Board of Directors shall nominate the Chief Executive Officer of the Corporation for election as a director.

  SIXTH:

     SECTION 1. Limitation of Voting Rights. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, at no time shall shares of capital stock of the Corporation be voted by, or at the direction of, Persons ("Aliens") who are not "Citizens of the United States" as defined in 49 U.S.C. 1301(16), as now in effect or as it may hereafter from time to time be amended ("U.S. Citizens"), unless such shares are registered on the separate stock record maintained by the Corporation for the registration of ownership of Voting Stock, as defined in the By-Laws, by Aliens. The By-Laws may contain provisions to implement this provision.

     SECTION 2. By-Laws, Etc.

     (a) The By-Laws of the Corporation may make appropriate provisions to effect the requirements of this Article Sixth.

     (b) All certificates representing Common Stock or any other
  Voting Stock of the Corporation are subject to the restrictions set forth in this Article Sixth.

     (c) A majority of the directors of the Corporation shall have the exclusive power to determine all matters necessary to determine compliance with this Article Sixth; and the good faith determination of a majority of the directors on such matters shall be conclusive and binding for all the purposes of this Article Sixth.

  SECTION 3. Beneficial Ownership Inquiry.

     (a) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require a Person that is a holder of record of equity securities of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of equity securities of the Corporation to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such
  Person:

       (i) all equity securities of the Corporation as to which such Person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

       (ii) the number and class or series of equity securities of the Corporation owned of record or Beneficially Owned by such Person that are owned or controlled by Aliens are as set forth in such certificate.

     As used herein, "Beneficial Ownership," "Beneficially Owned," or "Owned Beneficially" refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(l)(i) thereof) under the Securities Exchange Act of 1934, as amended.

     (b) With respect to any equity securities identified by such Person in response to Section 3(a)(ii) of this Article Sixth, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article Sixth.

     (c) For purposes of applying the provisions of this Article Sixth with respect to any equity securities of the Corporation, in the event of the failure of any Person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 3, the Corporation shall presume that the equity securities in question are owned or controlled by Aliens.

  SEVENTH: Air Partners ("Investor") shall have the right to purchase Class B Common Stock from the Corporation in order to maintain its percentage ownership of the issued and outstanding shares of Class B Common Stock (its "Relative Class B Position"). Class B Common Stock purchased from the Corporation pursuant to this Article Seventh is hereinafter called "Additional Shares."

     SECTION 1. Semi-Annual Adjustments for Minor Issuances. (a) The Corporation shall deliver to Investor a written notice (a "Dilution Notice") no later than January 15 and July 15 in each year indicating the calculation as of the preceding December 31 and June 30, respectively, of the number of Additional Shares, if any, that Investor may acquire in order to maintain its Relative Class B Position to the extent diluted as a result of increases in outstanding Class B Common Stock due to issuances of Class B Common Stock which, in any single transaction, did not have the effect of causing Investor's Relative Class B Position to be reduced by more than five percentage points. Such Dilution Notice shall also set forth the per share price for such Additional Shares which shall be the average of the "close" prices (the "Close Prices") of Class B Common Stock as reported in The Wall Street Journal (or as otherwise reasonably determined by the Board of Directors if such price is not so reported) on the last trading day of each week during the six-month period preceding the date as of which the calculation is made (the "Calculation Period"). If within 30 days of the delivery of such Dilution Notice, Investor advises the Corporation in writing of its desire to purchase such Additional Shares, the Corporation shall sell and Investor shall purchase such Additional Shares in accordance with Section 5 of this Article Seventh.

     (b) In the event that any stock split, reverse stock split, combination of shares, recapitalization, merger, consolidation or other reorganization (each of the foregoing, a "Transaction") occurs during the Calculation Period, the Close Prices utilized in the calculation of the per share price for Additional Shares shall be adjusted in an appropriate manner so as to give effect to the Transaction and maintain, mutatis mutandis, the rights granted Investor under Section 1(a) of this Article Seventh. The determination of any such adjustment shall be made by the Board of Directors of the Corporation, which determination shall be final.

     SECTION 2. Adjustment for Public Offerings. If the Corporation at any time shall propose to register under the Securities Act of 1933, as amended, shares of Class B Common Stock to be offered for sale by the Corporation in an underwritten public offering, the Corporation shall advise Investor by written notice of such proposal. Such notice shall set forth the estimated number of Additional Shares that Investor may purchase from, at the Corporation's sole discretion, either the Corporation or any underwriter in order to maintain its Relative Class B Position upon the closing of the offering. If within 15 days of the date such notice is delivered, Investor advises the Corporation by notice that it elects to maintain its Relative Class B Position on a post-offering basis, Investor shall purchase and the Corporation shall cause the number of Additional Shares necessary to maintain Investor's Relative
  Class B Position to be sold to Investor. Such purchase and sale shall occur as of the closing of the sale of the Class B Common Stock in the underwritten public offering at the public offering price. Prior to the closing of any offering, the Corporation may change the size or terms thereof, may accelerate or delay the closing thereof, may withdraw the offering entirely and may take all other actions which the Corporation, in its sole discretion, may consider necessary or appropriate in connection therewith; provided, however, that the Corporation shall use its best efforts to promptly advise Investor of any such actions.

     SECTION 3. Other Significant Issuances. If the Corporation issues shares of Class B Common Stock in any transaction other than an underwritten public offering which has the effect of causing Investor's Relative Class B Position to be reduced by more than five percentage points, the Corporation shall by notice advise Investor of such transaction. Such notice shall set forth (i) the number of Additional Shares that Investor may purchase in order to maintain its Relative Class B Position after giving effect to such proposed issuance, and (ii) the cash purchase price therefor. If such transaction involves the issuance of Class B Common Stock solely in consideration for cash, such purchase price shall be the cash price per share at which shares of Class B Common Stock were issued in such transaction. If such transaction involves the issuance of Class B Common Stock other than solely in consideration for cash, such purchase price shall be the fair market value of such consideration per share as determined by a United States headquartered investment banking firm designated by the Corporation and reasonably acceptable to Investor. Absent manifest error, such determination shall be final. If within 15 days of the date such notice is delivered, Investor advises the Corporation by notice of its desire to purchase such Additional Shares, the Corporation shall sell and Investor shall purchase such Additional Shares in accordance with Section 5 of this Article Seventh.

     SECTION 4. Failure to Maintain Minimum Holdings. If the total voting power of the Common Stock Beneficially Owned by Investor is less than 20% of the total voting power of all of the outstanding Common Stock, Investor's rights and the Corporation's obligations with respect to Investor under this Article Seventh shall terminate.

     SECTION 5. Sales; Payments. All sales of Additional Shares shall be concluded as promptly as practicable and all payments shall be in U.S. Dollars in immediately available funds.

     SECTION 6. Reservation of Shares. The Corporation at all times shall reserve an appropriate number of shares from its authorized but unissued Class B Common Stock for issuance as Additional Shares pursuant to this Article Seventh. Upon issuance, all Additional Shares issued pursuant to this Article Seventh shall be deemed duly authorized, validly issued, fully paid and non-assessable.

  EIGHTH: Except as otherwise expressly provided herein, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

  NINTH: Effective as of the Consummation Date (as defined in the Investment Agreement, dated November 9, 1992, among Air Canada, Air Partners, the Corporation and Continental Airlines Holdings, Inc., as amended), the Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

  TENTH: No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived any improper personal benefit. If the GCL is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment to or repeal of this Article Tenth shall affect in a manner adverse to any such Director the liability or alleged liability of such Director for or with respect to any acts or omissions of such Director or member occurring prior to such amendment or repeal.

  ELEVENTH: The corporation shall indemnify, to the full extent permitted by the laws of the State of Delaware as from time to time in effect, each Director and officer of the Corporation, and may indemnify each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the GCL.

  TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and this Amended and Restated Certificate of Incorporation; and all rights, preferences and privileges of whatsoever nature and conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Twelfth.

  IN WITNESS WHEREOF, the undersigned officers of the Corporation subscribe this Amended and Restated Certificate of Incorporation and affirm that this instrument is the act and deed of the Corporation and the facts stated herein are true this 26th day of June, 1996.


                                CONTINENTAL AIRLINES, INC.



                                By:    /S/ JEFFERY A. SMISEK
                                 Name: Jeffery A. Smisek
                                 Title: Senior Vice President and
                                          General Counsel

ATTEST:

By:     /S/ SCOTT R. PETERSON
  Name: Scott R. Peterson
  Title: Assistant Secretary